Exhibit 4.217

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 99295 dated October 24, 2012

For Rendering

Communication Channel Provision Services

This license is granted to

Closed Joint Stock Company

CITY-TELECOM

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1037739360735

Taxpayer Identification

Number (INN)

7704152556

Location (place of residence):

11, Noviy Arbat Str., Moscow, 121852

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until October 24, 2017

This license is granted by decision of
the licensed body — Order dated May 24, 2012 No. 504

Appendix being an integral part of this license is executed on
2 sheets

Deputy Head	Signature O. A. Ivanov

Stamp

L.S.

CN 034959

Appendix to the license No. 99295**

License Requirements

1. Closed Joint Stock Company CITY TELECOM (licensee) shall observe the term of this license.

Abbreviated name:

CITY-TELECOM CJSC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1037739360735

INN (TIN) 7704152556

Location:

11, Noviy Arbat Str., Moscow, 121852

2. The licensee shall commence provision of telecommunications services under this license on or before October 24, 2012.

3. The licensee shall render telecommunications services related to provision of communication channels located within the territory of the Russian Federation under this license only within the territory of Moscow.

4. Under this license the licensee shall provide a user with the possibility of transmission of telecommunication messages via communication channels generated by the licensee’s telecommunications network transmission lines*.

5. When providing telecommunications services under this license, the radio-frequency spectrum is not used.

6. The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

7. The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services associated with provision of communication channels and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 53295 dated October 24, 2007.

99295